FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

•	Reported Q2 Net Income of $103 Million, or $0.28 Per Share, Inclusive of a $0.05 Per Share Benefit Relating to a Legal Settlement in the Period

•	Home Sale Gross Margin of 23.3%, Up 60 Basis Points From Q1 2015

•	Dollar Value of Net New Orders Increased 11% to $1.8 Billion; Units Up 7% to 5,118 Homes

•	Q2 Backlog of 8,998 Homes Valued at $3.1 Billion, Highest Values Since 2007

•	Company Repurchased $213 Million of Stock and Retired $238 Million of Debt in the Quarter

ATLANTA - July 23, 2015 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2015. For the quarter, the Company reported net income of $103 million, or $0.28 per share, including a pretax benefit of $27 million, or $0.05 per share, resulting from a legal settlement in the period. Prior year net income of $42 million, or $0.11 per share, included pretax charges of $88 million, or $0.14 per share, for insurance reserves and office relocation costs.

“We are very pleased with market conditions as solid buyer demand helped to drive an 11% increase in the value of new orders to $1.8 billion, our highest quarterly order value since 2007,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “Within this positive demand environment, we continue to demonstrate disciplined capital allocation consistent with our Value Creation strategy by growing our land and community pipeline, while simultaneously paying down $238 million of debt and returning $243 million to shareholders through share repurchases and dividends.

“Demand trends experienced throughout the first half of 2015 demonstrate that the recovery in U.S. housing remains on track and continues to be supported by an improving economy, better employment, rising consumer confidence and a low interest rate environment. With our strong margins and a backlog of almost 9,000 sold homes to be built, PulteGroup is extremely well positioned to capitalize on these favorable conditions and continue delivering outstanding financial results in the coming quarters.”

Second Quarter Results

Home sale revenues for the second quarter totaled $1.2 billion, which is unchanged from the prior year. Revenues for the period reflect a 1% increase in average selling price to $332,000, offset by a 1% decrease in closings to 3,744 homes.

The Company’s second quarter home sale gross margin was 23.3%, an increase of 60 basis points from the first quarter of 2015 and a decrease of 30 basis points from the comparable prior year period. Homebuilding SG&A expense for the quarter was $130 million, or 10.5% of home sale revenues, compared with $230 million, or 18.4% last year. Second quarter 2015 SG&A includes a benefit of $27 million relating to a legal settlement, whereas prior year SG&A included charges of $88 million for insurance reserves and office relocation costs.

The value of net new orders for the second quarter increased 11% to $1.8 billion. On a unit basis, net new orders for the period increased 7% to 5,118 homes. The Company operated out of 630 communities in the quarter, an increase of 7% from the second quarter of 2014.

PulteGroup's quarter-end backlog was 8,998 homes valued at $3.1 billion, compared with a prior year backlog of 8,179 homes with a value of $2.8 billion. The average price of homes in backlog was $343,000 which is up 1% over last year and up 3% from the average selling price of homes delivered in the second quarter.

The Company's financial services operations reported second quarter pretax income of $10 million compared with $9 million in 2014. Mortgage capture rate for the quarter was 83%, compared with 80% in the prior year.

During the quarter, PulteGroup repurchased 10.7 million shares of common stock for $213 million, or an average price of $19.90 per share. The Company also used available cash to retire $238 million of bonds which matured during the second quarter. The Company ended the period with $478 million of cash.

A conference call discussing PulteGroup's second quarter 2015 results is scheduled for Thursday, July 23, 2015, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, GA, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Homebuilding
Home sale revenues	$1,243,077	$1,246,462	$2,331,235	$2,334,477
Land sale revenues	6,460	8,527	24,002	14,511
	1,249,537	1,254,989	2,355,237	2,348,988
Financial Services	30,754	31,198	58,352	56,093
Total revenues	1,280,291	1,286,187	2,413,589	2,405,081

Homebuilding Cost of Revenues:
Home sale cost of revenues	953,280	952,692	1,794,425	1,781,295
Land sale cost of revenues	5,312	6,832	18,691	11,843
	958,592	959,524	1,813,116	1,793,138
Financial Services expenses	20,767	22,114	43,308	25,436
Selling, general and administrative expenses	130,119	229,767	291,431	374,655
Other expense, net	4,998	9,324	6,134	23,155
Interest income	(856)	(1,115)	(1,955)	(2,226)
Interest expense	208	203	395	416
Equity in earnings of unconsolidated entities	(1,164)	(1,311)	(2,271)	(7,202)
Income before income taxes	167,627	67,681	263,431	197,709
Income tax expense	64,303	25,801	105,136	81,010
Net income	$103,324	$41,880	$158,295	$116,699

Per share:
Basic earnings	$0.28	$0.11	$0.43	$0.31
Diluted earnings	$0.28	$0.11	$0.43	$0.30
Cash dividends declared	$0.08	$0.05	$0.16	$0.10

Number of shares used in calculation:
Basic	361,009	376,072	363,863	377,410
Effect of dilutive securities	3,232	3,592	3,297	3,703
Diluted	364,241	379,664	367,160	381,113

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2015	December 31, 2014

ASSETS

Cash and equivalents	$460,361	$1,292,862
Restricted cash	17,174	16,358
House and land inventory	4,888,560	4,392,100
Land held for sale	88,513	101,190
Land, not owned, under option agreements	98,264	30,186
Residential mortgage loans available-for-sale	269,544	339,531
Investments in unconsolidated entities	40,232	40,368
Other assets	561,034	513,032
Intangible assets	116,665	123,115
Deferred tax assets, net	1,617,609	1,720,668
	$8,157,956	$8,569,410

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$290,436	$270,516
Customer deposits	217,315	142,642
Accrued and other liabilities	1,292,321	1,343,774
Income tax liabilities	48,774	48,722
Financial Services debt	119,271	140,241
Senior notes	1,583,580	1,818,561
	3,551,697	3,764,456

Shareholders' equity	4,606,259	4,804,954

	$8,157,956	$8,569,410

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$158,295	$116,699
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	103,059	85,028
Depreciation and amortization	21,853	18,904
Share-based compensation expense	14,654	16,797
Equity in earnings of unconsolidated entities	(2,271)	(7,202)
Distributions of earnings from unconsolidated entities	1,500	4,777
Loss on debt retirements	—	8,584
Other non-cash, net	10,090	6,649
Increase (decrease) in cash due to:
Restricted cash	(4,526)	(726)
Inventories	(485,676)	(249,861)
Residential mortgage loans available-for-sale	70,123	64,672
Other assets	(57,054)	(15,709)
Accounts payable, accrued and other liabilities	(21,202)	38,539
Income tax liabilities	52	(12,869)
Net cash provided by (used in) operating activities	(191,103)	74,282
Cash flows from investing activities:
Distributions from unconsolidated entities	906	7,577
Investments in unconsolidated entities	—	(9)
Net change in loans held for investment	9,634	(6,791)
Change in restricted cash related to letters of credit	3,710	(28,166)
Proceeds from the sale of property and equipment	400	98
Capital expenditures	(23,115)	(33,021)
Net cash provided by (used in) investing activities	(8,465)	(60,312)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(20,970)	(47,158)
Other borrowings (repayments)	(237,994)	(240,133)
Stock option exercises	7,222	5,789
Share repurchases	(322,066)	(103,711)
Dividends paid	(59,125)	(38,152)
Net cash provided by (used in) financing activities	(632,933)	(423,365)
Net increase (decrease) in cash and equivalents	(832,501)	(409,395)
Cash and equivalents at beginning of period	1,292,862	1,580,329
Cash and equivalents at end of period	$460,361	$1,170,934

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(1,911)	$(328)
Income taxes paid (refunded), net	$(1,685)	$(2,487)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
HOMEBUILDING:
Home sale revenues	$1,243,077	$1,246,462	$2,331,235	$2,334,477
Land sale revenues	6,460	8,527	24,002	14,511
Total Homebuilding revenues	1,249,537	1,254,989	2,355,237	2,348,988

Home sale cost of revenues	953,280	952,692	1,794,425	1,781,295
Land sale cost of revenues	5,312	6,832	18,691	11,843
Selling, general and administrative expenses	130,119	229,767	291,431	374,655
Equity in earnings of unconsolidated entities	(1,164)	(1,287)	(2,271)	(7,157)
Other expense, net	4,998	9,324	6,134	23,155
Interest income, net	(648)	(912)	(1,560)	(1,810)
Income before income taxes	$157,640	$58,573	$248,387	$167,007

FINANCIAL SERVICES:
Income before income taxes	$9,987	$9,108	$15,044	$30,702

CONSOLIDATED:
Income before income taxes	$167,627	$67,681	$263,431	$197,709

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Home sale revenues	$1,243,077	$1,246,462	$2,331,235	$2,334,477

Closings - units
Northeast	316	346	564	689
Southeast	772	785	1,384	1,432
Florida	597	623	1,198	1,190
Texas	754	885	1,500	1,666
North	828	678	1,563	1,308
Southwest	477	481	900	949
	3,744	3,798	7,109	7,234
Average selling price	$332	$328	$328	$323

Net new orders - units
Northeast	443	380	880	824
Southeast	1,041	880	1,979	1,704
Florida	805	774	1,716	1,624
Texas	993	1,139	2,110	2,311
North	1,084	988	2,080	1,880
Southwest	752	617	1,492	1,298
	5,118	4,778	10,257	9,641
Net new orders - dollars (a)	$1,766,848	$1,594,408	$3,475,238	$3,202,814

Unit backlog
Northeast			777	756
Southeast			1,563	1,325
Florida			1,520	1,347
Texas			1,883	1,895
North			1,979	1,785
Southwest			1,276	1,071
			8,998	8,179
Dollars in backlog			$3,087,862	$2,770,134

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
MORTGAGE ORIGINATIONS:
Origination volume	2,507	2,469	4,623	4,583
Origination principal	$635,153	$597,273	$1,149,941	$1,092,802
Capture rate	83.4%	80.3%	82.5%	79.3%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Interest in inventory, beginning of period	$166,887	$225,619	$167,638	$230,922
Interest capitalized	31,296	31,455	62,099	66,768
Interest expensed	(33,799)	(46,471)	(65,353)	(87,087)
Interest in inventory, end of period	$164,384	$210,603	$164,384	$210,603